Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 (File Nos. 333-62297 and 333-110302) pertaining to the Scholastic Corporation 1997 Outside Director's Stock Option Plan; Registration Statement Form S-8 (File No. 333-65757) pertaining to the Scholastic Corporation 1995 Stock Option Plan; Registration Statement Form S-8 (File Nos. 333-68181 and 333-110301) pertaining to the Scholastic Corporation Employee Stock Purchase Plan; Registration Statement Form S-8 (File Nos. 33-48644, 33-69058, and 33-91090) pertaining to the Scholastic Corporation 401(k) Savings and Retirement Plan; Registration Statement Form S-8 (File No. 333-68185) pertaining to the Scholastic Corporation Management Stock Purchase Plan; Registration Statement Form S-8 (File Nos. 333-77010 and 333-148599) pertaining to the Scholastic Corporation 2001 Stock Incentive Plan; and Registration Statement Form S-8 (File No. 333-148600) pertaining to the Scholastic Corporation 2007 Outside Directors Stock Incentive Plan of our report dated July 30, 2008, with respect to the consolidated financial statements and schedule of Scholastic Corporation, and of our report dated July 30, 2008, except for the effects of the material weakness described in the sixth paragraph of such report, as to which the date is March 11, 2009, with respect to the effectiveness of internal control over financial reporting of Scholastic Corporation, included in this Annual Report (Form 10-K/Amendment No. 1) for the year ended May 31, 2008.

Ernst & Young LLP

New York, New York
March 13, 2009